Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST TECHNOLOGIES REPORTS IMPROVED RESULTS FOR
SECOND QUARTER OF FISCAL 2006
     FREMONT, Calif., Nov. 1, 2005 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its fiscal second quarter ended Sept. 30, 2005.
          Consolidated net loss for the fiscal second quarter on a GAAP basis was $1.5 million, or $(0.03) per share. This compares with a GAAP net loss of $3.6 million, or $(0.08) per share, in the first quarter of fiscal 2006. On a non-GAAP basis, the company reported net income for the fiscal second quarter of $0.7 million, or $0.02 per share, compared with a non-GAAP net loss of $0.9 million, or $(0.02) per share, in the prior sequential quarter. A table reconciling GAAP net loss to non-GAAP net income (loss) is provided as part of this release.
          Consolidated net sales for the fiscal second quarter were $124.6 million, up 6% from $117.5 million in the prior sequential quarter. Net sales for the fiscal second quarter at ATI, the company’s base business, were $39.2 million, which was essentially flat with $40.1 million in the prior sequential quarter. Net sales for the fiscal second quarter at Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture in Japan, were $85.4 million, up 10% from $77.4 million in the prior sequential quarter. The sales increase at ASI was primarily driven by completion of a number of customer projects ahead of schedule.
          In the fiscal second quarter, consolidated gross margin was 35%, up from 29% in the fiscal first quarter. Gross margin at ATI was 38%, up from 34% in the prior sequential quarter, primarily reflecting improved sales mix and continued cost reductions. Gross margin at ASI was 33%, up from 26% in the prior sequential quarter. The increase at ASI primarily reflects the impact of lower than estimated costs on a number of customer projects completed in the quarter as well as improved project management and initial benefits from the company’s ongoing cost reduction programs.
     Total net bookings for the fiscal second quarter were $100 million, which compares with $109 million in the prior sequential quarter. Bookings at ATI were $38 million, which compares with $32 million in the fiscal first quarter, however the company continues to view the ATI bookings environment as essentially flat. Bookings at ASI were $62 million, which compares with $77 million in the prior sequential quarter. ASI reported bookings of $57 million from semiconductor customers, which was flat with the prior sequential quarter. ASI’s bookings from flat panel display customers were $5 million, compared with $20 million in the prior sequential quarter. AMHS bookings can be volatile based on the timing of customer investment decisions.
     “The fiscal second quarter marked our third consecutive quarter of gross margin improvement and a significant milestone in our transition to profitability,” said Steve Schwartz, chairman and CEO. “For Asyst, achieving non-GAAP profitability at this point in the semiconductor cycle is the result of three years of product development, market positioning, and operational realignment. We have built what we believe is the industry’s broadest portfolio of 300mm automation solutions and have achieved market share leadership in most of our served market segments. Although challenges remain, we also can say that today we are better positioned operationally than at any time over this period. We are focused on continuing to drive operational improvements and market share with the objective of sustaining profitability in most market conditions and positioning the company to generate significant profitability when market conditions improve.”

     Outlook
     For the fiscal third quarter ending Dec. 31, 2005, the company provided the following guidance:
•	Consolidated net sales are expected to be in the range of $105 to $115 million.

•	The company expects to be essentially breakeven on a GAAP basis.

•	On a non-GAAP basis, the company expects to report net income of $1.5 to $3.0 million, or $0.03 to $0.06 cents per share. To reconcile net loss or net income under GAAP to non-GAAP net income, the company expects to exclude:
- $2.0 million related to the amortization of intangibles, net of taxes and minority interest

- $0.3 million of stock-based compensation expense, as part of selling, general & administrative expense
     This guidance is forward-looking, and actual results may differ materially. The company has no obligation to update this guidance.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
Asyst Technologies, Inc.
510-661-5000
About Our Non-GAAP Operating Results and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income (loss) gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, and other non-cash charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
     A live webcast of the conference call to discuss the quarter’s financial results will take place today, Nov. 1, 2005, at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11042082#. The audio instant replay is available from Nov. 1 at 7:00 p.m. Eastern Time through Nov. 18 at 11:59 p.m. Eastern Time.

  “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
     Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the possibility that previously disclosed matters comprising a material weakness in the company’s internal control over its consolidated financial reporting could prevent the company from timely meeting its future reporting requirements; the possibility that the company’s failure timely to meet its future reporting requirements could result in proceedings being initiated against the company, including possible de-listing of the company’s common stock from trading on the Nasdaq National Market; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2005, and other reports filed with the Securities and Exchange Commission.
     Asyst is a registered trademark of Asyst Technologies, Inc. Asyst Shinko is a registered trademark of Asyst Shinko, Inc. All Rights Reserved.
(Tables to follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	September 30,	March 31,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$104,408	$101,180
Accounts receivable, net	195,251	189,943
Inventories	32,733	33,515
Prepaid expenses and other	20,458	33,971

Total current assets	352,850	358,609

LONG-TERM ASSETS:
Property and equipment, net	15,372	15,458
Goodwill	61,086	64,014
Intangible assets, net	28,836	40,898
Other assets	4,337	4,795

Total long-term assets	109,631	125,165

Total assets	$462,481	$483,774

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$39,082	$20,563
Current portion of long-term debt and capital leases	2,198	2,757
Accounts payable	100,380	123,155
Accrued liabilities	66,597	70,439
Deferred revenue	6,826	6,013

Total current liabilities	215,083	222,927

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Long-term debt and capital leases, net of current portion	1,490	2,500
Deferred tax and other long-term liabilities	13,146	18,319

Total long-term liabilities	100,886	107,069

MINORITY INTEREST	63,920	63,855

SHAREHOLDERS’ EQUITY:	82,592	89,923

Total liabilities, minority interest and shareholders’ equity	$462,481	$483,774

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Sep 30, 2005	Sep 25, 2004	Sep 30, 2005	Sep 25, 2004
NET SALES	$124,595	$168,606	$242,046	$308,031
COST OF SALES	81,119	137,758	164,836	250,088

Gross profit	43,476	30,848	77,210	57,943

OPERATING EXPENSES:
Research and development	7,084	9,073	14,151	18,752
Selling, general and administrative	22,196	17,419	41,375	34,269
Amortization of acquired intangible assets	4,714	5,040	9,632	10,092
Restructuring charges	—	368	93	587

Total operating expenses	33,994	31,900	65,251	63,700

Operating income (loss)	9,482	(1,052)	11,959	(5,757)

Other expense, net	(910)	(805)	(1,470)	(1,361)

(loss) before benefit from (provision for) income taxes and minority interest	8,572	(1,857)	10,489	(7,118)
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(6,584)	(67)	(9,684)	1,587
MINORITY INTEREST	(3,533)	93	(5,937)	1,414

NET LOSS	$(1,545)	$(1,831)	$(5,132)	$(4,117)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.03)	$(0.04)	$(0.11)	$(0.09)

WEIGHTED SHARES USED IN THE PER SHARE CALCULATION	47,963	47,428	47,879	47,304

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(Unaudited; in thousands, except per share data)

	Three Months Ended
	September 30, 2005	June 30, 2005	September 25, 2004
GAAP net loss	$(1,545)	$(3,587)	$(1,831)
Adjustments:
Stock based compensation expense	289	534	329
Amortization of intangible assets	4,714	4,918	5,040
Restructuring charges	—	93	368
Income tax benefit relating to amortization of intangible assets (1)	(1,562)	(1,630)	(1,688)
Minority interest relating to the ASI adjustments above (2)	(1,159)	(1,209)	(1,134)

Total adjustments	2,282	2,706	2,915

Non-GAAP net income (loss)	$737	$(881)	$1,084

Basic non-GAAP net income (loss) per share	$0.02	$(0.02)	$0.02
Diluted non-GAAP net income (loss) per share	$0.02	$(0.02)	$0.02
Weighted shares used in the per share calculation — basic	47,963	47,812	47,428
Weighted shares used in the per share calculation — diluted	48,522	47,812	53,818

(1)	Income tax adjustment relating to the amortization of intangibles attributable to ASI.

(2)	Reflects 49% minority interest adjustment relating to the net adjustments at ASI.

ASYST TECHNOLOGIES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited; in thousands, except per share data)

	Three Months Ended September 30, 2005
			Consolidated Under
	ATI	ASI	GAAP
SUPPLEMENTAL STATEMENT OF OPERATIONS
NET SALES	$39,174	$85,421	$124,595
COST OF SALES	24,154	56,965	81,119

Gross profit	15,020	28,456	43,476

OPERATING EXPENSES:
Research and development	5,147	1,937	7,084
Selling, general and administrative	13,268	8,928	22,196
Amortization of acquired intangible assets	787	3,927	4,714

Total operating expenses	19,202	14,792	33,994

Operating income (loss)	(4,182)	13,664	9,482

Other expense, net	(153)	(757)	(910)

Income (loss) before provision for income taxes and minority interest	(4,335)	12,907	8,572
PROVISION FOR INCOME TAXES	(851)	(5,733)	(6,584)
MINORITY INTEREST	(27)	(3,506)	(3,533)

NET INCOME (LOSS)	$(5,213)	$3,668	$(1,545)

Basic net income (loss) per share	$(0.11)	$0.08	$(0.03)
Diluted net income (loss) per share	$(0.11)	$0.08	$(0.03)
Weighted shares used in the per share calculation — basic	47,963	47,963	47,963
Weighted shares used in the per share calculation — diluted	47,963	48,522	47,963